Exhibit 99.1

Contact:	Bob Kneeley
Vice President, Investor Relations
(303) 495-1245
Bob.kneeley@evhc.net

ENVISION HEALTHCARE ANNOUNCES CONVERSION OF 5.250% MANDATORY
CONVERTIBLE PREFERRED STOCK, SERIES A‑1

NASHVILLE, Tenn. & GREENWOOD VILLAGE, Colo. - (June 30, 2017) - Envision Healthcare Corporation (NYSE: EVHC) today announced that all outstanding shares of its 5.250% Mandatory Convertible Preferred Stock, Series A‑1 (“Preferred Stock”) will automatically convert into shares of the Company’s Common Stock (“Common Stock”). The conversion will be effective at 5:00 p.m. eastern daylight savings time on July 3, 2017 (“Mandatory Conversion Date”), which is the first business day following the conversion date of July 1, 2017. No action by holders of Preferred Stock is required in connection with the mandatory conversion.

On the Mandatory Conversion Date, each share of Preferred Stock, unless previously converted, will automatically convert into 1.8141 shares of Common Stock. The number of shares of Common Stock issuable on conversion was determined based on the volume weighted average price per share of the Common Stock over the 20-trading-day period ending on June 29, 2017, in accordance with the terms of the Preferred Stock. The Company will pay cash in lieu of any fractional share upon conversion.

As previously announced, the next scheduled dividend payment date with respect to the Preferred Stock is the Mandatory Conversion Date, payable to record holders of the Preferred Stock as of June 15, 2017 in the customary manner.

Following the Mandatory Conversion Date, shares of Preferred Stock will no longer be outstanding and all rights of the holders with respect to such Preferred Stock, including dividend rights, will terminate, except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Preferred Stock and cash in lieu of any fractional shares of Common Stock, as described above. Upon conversion, the Preferred Stock will be delisted from trading on the New York Stock Exchange.

As of March 31, 2017, the Company had outstanding 1,725,000 shares of Preferred Stock, all of which will be converted to Common Stock on or before the Mandatory Conversion Date. The impact of this conversion was contemplated in the Company’s previously issued adjusted net earnings per share guidance, which gives effect to the dilutive impact of the conversion.

About Envision Healthcare Corporation

Envision Healthcare Corporation is a leading provider of physician-led services and post-acute care, and ambulatory surgery services. At March 31, 2017, we delivered physician services, primarily in the areas of emergency department and hospitalist services, anesthesiology services, radiology/tele-radiology services, and children’s services to more than 1,600 clinical departments in healthcare facilities in 45 states and the District of Columbia. Post-acute care is delivered through an array of clinical professionals and integrated technologies which, when combined, contribute to efficient and effective population health management strategies. As a market leader in ambulatory surgical care, the Company owns and operates 264 surgery centers and one surgical hospital in 35 states and the District of Columbia, with medical specialties ranging from gastroenterology to ophthalmology and orthopaedics. In total, the Company offers a differentiated suite of clinical solutions on a national scale, creating value for health systems, payors, providers and patients. For additional information, visit www.evhc.net

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